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                                                                    Exhibit 10.9

                              AMENDED AND RESTATED
               ELEVENTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
               PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I. PURPOSE

The purpose of this Amended and Restated Eleventh Supplemental Annual Benefit Determination (the "Determination"), which is effective as of February 7, 2006, is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the "SERP").

ARTICLE II. DEFINITIONS

As used herein, words and phrases shall have such meanings as are set forth in the SERP and the VF Corporation Pension Plan ("Pension Plan"). "Committee" shall mean the Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.

ARTICLE III. ELIGIBILITY FOR BENEFITS

The Supplemental Pension shall be payable to the Participant if his or her employment ceases by reason of: 1) retirement on his or her Normal Retirement Date, 2) termination of employment or 3) death while an Employee.

ARTICLE IV. SUPPLEMENTAL PENSION BENEFITS

          4.01 Normal Retirement: The Participants in this Determination shall receive the following Supplemental Pension payable at Normal or Late Retirement:

     (a) The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan computed without application of the maximum benefit limitation imposed under Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor section thereto, which limits the annual benefit payable with respect to the Participant from a defined benefit plan such as the Pension Plan, but without regard to the amount set forth in Appendix IV to the Pension Plan for such Participant.

     (b) The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under the Pension Plan.

          4.02 Termination of Employment: The Supplemental Pension payable by reason of the Participant's termination of employment shall be equal to the benefit provided by Section 4.01 above multiplied by a fraction. The numerator of this fraction shall be the number of full and part years of the Participant's employment with the Corporation. The denominator of this fraction shall be the number of full and part years of the Participant's employment as if the Participant had been employed until Normal Retirement Date.

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          4.03 Death while an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.02.

          4.04 Form of Supplemental Pension:

     (a) Benefits Not Subject to Code Section 409A. This Section 4.04(a) shall apply solely to the portion of a Participant's Supplemental Pension which is not subject to the requirements of Section 409A of the Code. The form of benefits payable to the Participant shall be the form which has been elected under the Pension Plan unless the Participant or Beneficiary has elected a different form under this Determination. Except as otherwise provided in this Section 4.04(a), payment of Supplemental Pension benefits hereunder shall commence at the same time as the Participant's or Beneficiary's benefits commence under the Pension Plan, and shall be subject to the same reductions for commencement of payments prior to Normal Retirement Date as apply to the recipient's benefits under the Pension Plan. Notwithstanding the foregoing, a Participant may elect to receive in a lump sum the actuarial present value of his or her Supplemental Pension under this Determination, and if a Participant dies while employed, his or her Beneficiary may elect to receive in a lump sum the actuarial present value of the Participant's Supplemental Pension under this Determination.

     (b) Benefits Subject to Code Section 409A. This Section 4.04(b) shall apply solely to the portion of a Participant's Supplemental Pension which is subject to the requirements of Section 409A of the Code. The Supplemental Pension shall be paid to the Participant in a lump sum in cash. The lump sum payment shall be made to the Participant within 75 days following the Participant's Normal or Late Retirement under
          Section 4.01 or termination of employment under Section 4.02, as applicable; provided, however, that in the case of a Participant who is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant's Supplemental Pension shall not be made until the date which is six months after the date of the Participant's separation from service (or, if earlier, the date of death of the Participant). If a Participant dies while employed, his or her Beneficiary shall, within 75 days following the Participant's death, receive in a lump sum the actuarial present value of the Participant's Supplemental Pension under this Determination.

     (c) Present Value Calculation. In the case of an unmarried Participant who dies while employed after the Board of Directors' adoption of certain design modifications to the Pension Plan and the SERP on December 9, 2003, the present value of his or her Supplemental Pension under this Determination shall be determined as if such design modifications had not been adopted. The lump sum actuarial present value calculations shall be based on (i) an interest rate assumption equal to, under
          Section 4.04(a), the expected rate of return on assets for financial accounting purposes under the Pension Plan for the year in which the lump sum payment is to be made and, under Section 4.04(b), the yield for the Moody's Aa corporate bond index as of the last business day preceding the beginning of the calendar quarter in which the lump sum payment is to be made (or would be made except for the


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          Participant's "specified employee" status), and (ii) the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.

ARTICLE V. PARTICIPANTS

The Board of Directors and the Committee designate as Participants, for purposes of this Determination, any Employee who loses retirement benefits under the Pension Plan because of the Code Section 415(b) maximum benefit limitation on the annual benefit payable from a defined benefit plan such as the Pension Plan; provided, however, that any Employees who have been designated in any other SERP Determination shall be excluded from this Determination to the extent that such other Determination provides for the Supplemental Pension set forth above.

ARTICLE VI. VESTING

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP. Nothing in this Determination shall preclude the Board of Directors from discontinuing eligibility to participate in the SERP and this Determination at any time before the Participant shall become vested hereunder.

ARTICLE VII. ADOPTION

This Determination was originally approved and adopted by the Board of Directors of the Corporation on December 9, 2003, effective for and applicable to Participants whose last day worked for purposes of the Pension Plan is on or after December 9, 2003 (and Participants whose last day worked is before December 9, 2003 but whose severance payments period ends on or after December 9, 2003). This Determination was amended and restated by the Board of Directors on and effective as of February 7, 2006, in order (i) to preserve the favorable tax treatment available to benefits earned and vested under the Determination on or before December 31, 2004 in view of the enactment of Section 409A of the Code and the issuance of regulations thereunder by the Department of the Treasury, and (ii) with respect to all other benefits earned under the Determination, to comply with the requirements of Section 409A and the regulations thereunder. The Board of Directors reserves the right to amend the Determination, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder.


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